OPTION & LICENSE AGREEMENT
USC FILE 2860

1.	INTRODUCTION

THIS AGREEMENT is between the UNIVERSITY OF SOUTHERN CALIFORNIA, (hereinafter USC) a California nonprofit corporation with its principal place of business at University Park, Los Angeles, California 90089, and BIOPLAN.COM, INC., a Delaware corporation, with its principal place of business at 405 Lexington Avenue, 23rd Floor, New York, New York 10174 (hereinafter Licensee).

WHEREAS USC warrants that it is the owner and that it has the right to exclusively license those inventions which are the subject matter of the patent applications listed in Appendix A and of which the inventors are Drs. Kathleen D. Danenberg, Peter V. Danenberg and Steven Swenson of USC (hereinafter Inventors);

WHEREAS Licensee desires to obtain an exclusive license in the defined FIELD OF USE related to the inventions as hereinafter defined;

WHEREAS, USC is willing to grant a worldwide, exclusive license in the defined FIELD OF USE to Licensee subject to the terms, conditions, limitations, and restrictions set forth below;

NOW, THEREFORE, in consideration of the covenants herein contained, the parties agree as follows:

2.	DEFINITIONS

For all purposes of this Agreement the following terms shall have the meanings specified below:

a. The term "PATENT" or "PATENTS" shall mean any and all patent applications listed in Appendix A while, and to the extent, said applications remain pending, and any and all pending or unexpired patents issued thereon and any continuation, division, extension or reissue thereof, and any and all pending or unexpired foreign patents issuing from any application filed which corresponds to claims contained in any of the foregoing patents or applications.

b. "PRODUCT" or "PRODUCTS" shall mean any article, composition, apparatus, substance, chemical, material, method or service which is made, used, distributed or sold by Licensee which:

i. is covered in whole or in part by one or more pending or unexpired claims contained in a PATENT in the country in which the PRODUCT(S) is made, used, distributed or sold;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

ii. is manufactured using a method or process which is covered in whole or in part by one or more pending or unexpired claims contained in a PATENT in the country in which (a) the PRODUCT(S) is made, use, distributed or sold, or (b) the method or process is used or sold;

iii. the use of which is covered in whole or in part by one or more pending or unexpired claims contained in a PATENT in the country in which (a) the PRODUCT(S) is made, used, distributed or sold, or (b) the method or process is used or sold; or

iv. incorporates INFORMATION transferred to Licensee pursuant to the confidential disclosure agreement dated January 7, 2000 between USC and Licensee (as the term INFORMATION is defined in said agreement).

A PRODUCT is covered by a pending or unexpired claim of a PATENT if in the course of manufacture, use, distribution or sale, it would, in the absence of this Agreement, infringe one or more claims of the PATENT which has not been held invalid by a court from which no appeal can be taken.

c. "FIELD OF USE" shall mean (i) human and veterinary diagnostic laboratory services or (ii) the sale of clinical diagnostic products, and (iii) the sale of research products to the research community, all as set forth in Paragraph 4.d.

d. "NET SALES PRICE" shall mean the gross billing price of any PRODUCT received by Licensee or its SUBLICENSEE for the sale or distribution of any PRODUCT, less the following amounts:

i.	discounts allowed;

ii.	returns, refunds and recalls;

iii.	transportation charges or allowances;

iv.	packing and transportation packing material costs (not including product containers or product packing containers as manufactured by the Company);

v.	customs and duties charges; and

vi.	sales, transfer and other excise taxes or other governmental charges levied on or measured by the sales but no franchise or income tax of any kind whatsoever.

Every commercial use or disposition of any PRODUCT, in addition to a bona fide sale to a customer, shall be considered a sale of such PRODUCT. The NET SALES PRICE, in the case of a use or disposition other than a bona fide sale, shall be equivalent the then payable NET SALES PRICE of such PRODUCT in an arm's length transaction.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

e. "SUBLICENSEE" shall mean any third party licensed by Licensee to make, or sell any PRODUCT in accordance with the terms of this Agreement.

f. "EFFECTIVE DATE" of this Agreement shall be the date when the last party has signed this Agreement.

3.	OPTION PHASE

a. USC hereby grants Licensee the exclusive right to conduct various technical, pre-clinical, marketing, patent, and other studies on PRODUCTS in the FIELD OF USE during a six (6) month period commencing on the effective date of this Agreement (the "OPTION PERIOD"). The OPTION PERIOD may be extended by mutual written agreement of the parties.

b. The EFFECTIVE DATE of this Agreement shall be the date when the last party has signed this Agreement.

c. The consideration for the grant of this option phase shall be [***] Dollars ($[***]), due and payable 15 days after the effective date of this Agreement. This amount shall be credited towards royalties.

d. If at any time during the OPTION PERIOD Licensee gives written notification to USC that Licensee desires to license the PATENT(S), the OPTION PERIOD will immediately terminate and the License Phase shall immediately commence as provided below. If upon the expiration of the OPTION PERIOD, Licensee has not given written notification to USC that Licensee does not desire to license the PATENT(S), Licensee will be deemed to desire to license the PATENT(S), and the License Phase shall immediately commence as provided below.

4.	LICENSE PHASE

a. In consideration of the royalties, and subject to the terms and conditions, as set forth in this Agreement and effective upon the earlier to occur of (i) written notification to USC during the OPTION PERIOD that Licensee desires to license the PATENT(S), or (ii) expiration of the OPTION PERIOD with no written notification given, USC hereby grants to Licensee:

i. the exclusive worldwide license in the FIELD OF USE to use the PATENT to make, have made, use distribute, and sell the PRODUCT(S); and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

ii. the right to grant sublicenses to any PATENT licensed hereunder, provided that any SUBLICENSEE agrees to be bound by the terms and conditions of this Agreement applicable to SUBLICENSEES. It is understood that such SUBLICENSEES do not include the right to grant further sublicenses. Licensee may only grant sublicenses in its then current FIELD OF USE as set forth in Paragraphs 2.c. and 4.d.

b. If USC is notified during the OPTION PERIOD of Licensee's desire not to enter the license phase, this Agreement and the license granted herein shall immediately terminate. Payments referred to in Section 3 shall not be refunded upon such termination.

c. All licenses pursuant to 4.a.i and 4.a.ii. to inventions conceived or first actually reduced to practice during the course of research funded by a U.S. federal agency are subject to the rights, conditions and limitations imposed by U.S. law, including but not limited to the following:

i. The words "exclusive license" as used herein shall mean exclusive except for the royalty free non-exclusive license granted to the U.S. government by USC pursuant to 35 USC Section 202(c)(4) for any PATENT claiming an invention subject to 35 USC Section 201 and except for the rights of USC and Inventors as set forth in Paragraph 6.

ii. Licensee agrees that PRODUCTS used or sold in the United States shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the relevant U.S. federal agency.

d. Licensee shall use its best efforts to commercially exploit the licensed inventions hereunder in connection with diagnostic laboratory services. In addition, Licensee may further commercially exploit the licensed invention hereunder in connection with sales of research products to the research community. Such research products sold to the research community 1) may only account for a maximum of five (5) percent of the total number of units sold in connection with diagnostic laboratory services and research products and 2) may only be sold to entities which are unrelated to Licensee or SUBLICENSEE in an arm's length transaction. As used herein, each unit shall refer to a given chemotherapeutic response genetic profile per patient, animal or biologic specimen. Except as provided below, Licensee may make, have made, distribute and sell PRODUCTS only in connection with such diagnostic laboratory services (including test kits) and research products.

If, after demonstrating best efforts to commercialize and exploit the licensed inventions as it relates to diagnostic laboratory services, Licensee can not profitably commercialize the licensed inventions or determines that it would be more profitable to commercialize the licensed inventions as it relates to clinical diagnostic products, USC shall grant to Licensee the right to make, have made, distribute and sell clinical diagnostic products; provided, however, Licensee shall no longer have the right to commercially exploit the licensed inventions as it relates to diagnostic laboratory services. In the event that Licensee is granted the right to sell clinical diagnostic products to the exclusion of providing diagnostic laboratory services, Licensee shall not be limited in the number of units of research products sold to the research community.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

e. Unless and until (i) Licensee notifies USC in writing during the OPTION PERIOD that Licensee does not desire to license the PATENT(S) and enter the License Phase, or (ii) this Agreement is terminated pursuant to Paragraph 16, USC shall not directly or indirectly exercise, or authorize any other entity to exercise, any right granted, or to be granted, to Licensee hereunder, or otherwise make, or discuss with any third party, any actual, potential or possible commercial use of any PATENT or PRODUCT.

5.	ROYALTY

a. On all sales of PRODUCTS anywhere in the world by Licensee or its SUBLICENSEE, Licensee shall pay USC the following royalties:

(i) [***] Percent ([***]%) of the NET SALES PRICE for PRODUCTS relating to diagnostic laboratory services; and

(ii) [***] Percent ([***]%) of the NET SALES PRICE for PRODUCTS relating to the sale of clinical diagnostic products where no such diagnostic laboratory service is provided by Licensee or SUBLICENSEE.

(iii) [***] Percent ([***]%) of the NET SALES PRICE for PRODUCTS relating to the sale of research products to the research community. Such research products sold to the research community may only account for a maximum of [***] ([***]) percent of the total number of units sold in connection with diagnostic laboratory services and research products. In the event that Licensee is granted the right to sell clinical diagnostic products to the exclusion of providing diagnostic laboratory services, Licensee shall not be limited in the number of units of research products sold to the research community.

The royalties set forth above are non-cumulative and shall accrue no more than once on any given PRODUCT. In no event shall the royalty set forth in 5.a(ii) be applicable to any clinical diagnostic product sold or distributed in connection with diagnostic laboratory services provided by Licensee or its SUBLICENSEE.

b. The Licensee will pay an annual minimum amount of royalties. The minimum royalty on the PRODUCTS will be [***] Dollars ($[***]) per year calendar year until this Agreement is terminated. Minimum royalties shall be credited towards earned royalties and are to be paid biannually to USC, one half due and payable on January 1 of each year and the second half due and payable on July 1 of each year, unless such requirement is sooner satisfied by quarterly payments of earned royalties. Should Licensee fail to make earned royalty payments sufficient to meet said minimum royalties requirements, it may pay the difference between the earned royalty and the minimum royalty requirement to keep this Agreement in force.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

c. Licensee shall pay such royalties to USC on a calendar quarter basis. Quarterly payments of earned royalties will be credited towards minimum royalty requirements. With each quarterly payment, Licensee shall deliver to USC a full and accurate accounting to include at least the following information:

i. Quantity of each PRODUCT sold (by country) by Licensee and its SUBLICENSEES as classified as 1) diagnostic laboratory services 2) clinical diagnostic products or 3) research products.

ii. Total receipts for each PRODUCT (by country) as classified as 1) diagnostic laboratory services 2) clinical diagnostic products or 3) research products.

iii. Quantities of each PRODUCT used by Licensee and its SUBLICENSEES;

iv. Names and addresses of SUBLICENSEES of Licensee;

v. Total number of PRODUCTS manufactured (by country); and

vi. Total royalties payable to USC.

d. In each year the amount of royalty due shall be calculated quarterly as of March 31, June 30, September 30 and December 31 and shall be paid quarterly within the thirty next (30) days following such date. Every such payment shall be supported by the accounting prescribed in Paragraph 5.c. and shall be made in United States currency. Whenever for the purpose of calculating royalties conversion from foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the applicable end of calendar quarter.

e. The royalty payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one and a half percent (1.5%) above the prime rate in effect at Chase Manhattan Bank on the due date, not to exceed the maximum permitted by law. The payments of such interest shall not preclude USC from exercising any other rights it may have as a consequence of the lateness of any royalty payment.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

6.	RIGHTS RETAINED BY UNIVERSITY

Notwithstanding the exclusive license granted in Paragraphs 4.a.i. and 4.a.ii., USC and Inventors will have the absolute, nontransferable right to use the technology covered by the PATENT(S) and all improvements thereof, solely for conducting research and educational purposes.

7.	PATENT PROSECUTION

a. Upon authorization from Licensee, USC shall file, prosecute and maintain, during the course of this Agreement the PATENTS (including foreign PATENTS). USC shall notify Licensee of any action needed to prosecute or maintain any PATENT, and the estimated cost of such action, at least thirty (30) days before such action is due. Within ten (10) days thereafter, Licensee will give USC notice providing, or withholding, payment authorization for such action.

b. Subject to Paragraph 7.a., Licensee shall reimburse all reasonable legal expenses incurred and paid by USC in filing, prosecuting and maintaining the U.S. and foreign PATENTS, whether such expenses were incurred before or after the date of this Agreement. These legal expenses shall include the attorneys' and agents' fees, foreign filing fees and out-of-pocket costs associated with responding to office actions and any other fees and costs directly related to obtaining and/or maintaining patent protection in the countries requested by Licensee. USC shall provide Licensee with itemized bills documenting these legal expenses in detail. USC shall advance payments of maintenance fees and annuities as part of such legal expenses to be reimbursed by Licensee within thirty (30) days of request by USC, unless USC is advised otherwise by timely notice from Licensee. USC shall notify Licensee in writing before incurring legal expenses in excess of Fifteen Thousand Dollars ($15,000.00) for any PATENT.

c. If Licensee elects (i) not to pursue a PATENT or (ii) to terminate the prosecution or maintenance of a PATENT in any country and (iii) thereafter USC pursues, prosecutes and/or maintains said non- elected PATENT at its own cost, then (iv) the Licensee surrenders its right to make, use and sell PRODUCTS covered by the non-elected PATENT in that particular country and shall grant to USC, without limitation, the exclusive rights previously granted to Licensee for that country. Licensee agrees to execute all necessary documents to carry out this grant of rights to USC. Payments referred to in Paragraphs 7.a. and 7.b. shall not be refunded upon such non-election or termination. Notwithstanding the foregoing, subsequent to such non-election or termination by Licensee, if (v) USC does not pursue, prosecute or maintain said non-elected PATENT at its own cost, then Licensee shall continue to have the exclusive right to make, use and sell PRODUCTS covered by the non-elected PATENT in that particular country pursuant to this Agreement; and if (vi) any decision or determination to reject or deny the last remaining pending application or claim in that country becomes "final", in that the time to appeal or request reargument, rehearing or reconsideration of such decision has expired and no appeal or request for reargument, rehearing or reconsideration is pending or any right of appeal or request for reargument, rehearing or rehearing or reconsideration has been waived , then this Agreement shall be terminated.with respect to that particular country, and the Licensee shall have the absolute and unconditional right to sell any PRODUCTS whatsoever in that particular country without any obligation to USC under this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

8.	PATENT INFRINGEMENT

a. Defensive Controversy.

Licensee shall promptly notify USC of all claims, allegations and notifications of infringement of third party patents known to Licensee. Except for the placing in escrow of royalties as referred to hereinafter, USC shall have no obligation or liability in the event that legal action is brought against Licensee for patent infringement. Such obligation and liability shall be borne by Licensee. Licensee may choose legal counsel and defend the patent infringement lawsuit. During such lawsuit, Licensee may place all of the royalties derived from sales of PRODUCT(S) in the country where such lawsuit is pending in an interest-bearing escrow account. The escrow account shall be established in a bank mutually acceptable to both parties under escrow instructions insulating the funds from claims of any creditor. Upon termination of the action, any judgment amount, reasonable attorneys' fees and costs, may be paid from this escrow account. Should the settlement of any such patent infringement lawsuit involve payment of royalties by Licensee to a third party for the continued right to manufacture, use, and sell the PRODUCT(S), then funds in the escrow account and royalties payable to USC may be applied against such royalties to a third party. Any funds thereafter remaining in the escrow shall be paid to USC. The above shall constitute USC's sole liability and responsibility in the event of such action. Royalties paid to third parties as provided for above shall be included when determining whether the minimum royalty provided for in this Agreement has been paid in a given year. During the patent infringement litigation both parties shall keep each other informed in writing of significant developments in the lawsuit.

b. Offensive Controversy.

Each party shall promptly notify the other party of any potential infringement of a PATENT. In the event that a third party infringes on a PATENT, Licensee shall have the right but not an obligation to bring legal action to enforce any such PATENT. If Licensee exercises such right, Licensee shall select legal counsel and pay all legal fees and costs of prosecution of such action. USC shall reasonably cooperate with Licensee in any such action, subject to being reimbursed by Licensee for its costs and expenses. In the event that Licensee shall choose not to take such action, USC shall have the right, at its option and at its own expense, to prosecute any action to enjoin such infringement or to prosecute any claim for damages. The party prosecuting any such action shall be entitled to retain any funds received as a result of settlement or judgment of such action. The parties may also agree to jointly pursue infringers. After deduction and payment to the parties of their respective costs and fees (including without limitation reasonable attorneys' fees) incurred in prosecuting any such actions, the net funds obtained as a result of settlement or of judgment of any such jointly prosecuted action shall be divided in the following manner: [***]% of all net funds shall be divided equally by the parties and [***]% of all the net funds shall be divided between the parties in the. proportion to the amount of legal fees and costs incurred by the parties in the prosecution of such actions. If funds are insufficient to pay all costs and fees then all of the funds shall be paid to the parties in said proportion.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

c. During any litigation hereunder both parties shall keep each other timely informed of any significant development in the litigation and provide all reasonably requested technical assistance. During any said controversy, full royalty payment shall continue, except as otherwise provided herein.

9.	RECORDS

Licensee and SUBLICENSEES shall keep true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to USC under this Option and License Agreement. Said books and records shall be kept at Licensee's principal place of business for at least three (3) years following the end of the calendar year to which they pertain and shall be open at all reasonable times for inspection by a representative of USC for the purpose of verifying Licensee's royalties statement or Licensee's compliance in other respects with this Option and License Agreement. All information obtained as a result of such audit shall be maintained in confidence, except that the representative may disclose to USC the aggregate amount of royalties due to USC during each year, as determined in such audit. Should an audit by USC show an underpayment of royalties by more than 10%, Licensee shall immediately pay such underpayment and all interest, as well as for USC's reasonable audit expenses.

10.	SERVICES OF INVENTORS

USC shall make reasonable efforts to make Inventors available during regular business hours to answer questions concerning the intellectual property licensed hereunder. Should Licensee desire to use the services of Inventors for further testing and/or market studies of the technology, a separate research and development and/or consulting agreement should be negotiated with Inventors and the USC Office of Contracts and Grants.

11.	SUBLICENSE PERMISSION

Licensee may sublicense the PATENT(S) only with prior written permission from USC, which permission will not be unreasonably withheld. Notwithstanding the foregoing, no permission will be granted for a sublicense unless the SUBLICENSEE agrees in writing to be bound by the terms of this Agreement. In the event USC fails to notify Licensee in writing granting USC's permission for a proposed SUBLICENSEE within thirty (30) business days after Licensee's request for such permission, USC shall be deemed to have granted its permission with respect to such proposed SUBLICENSEE.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

12.	PATENT MARKING

Licensee shall use reasonable efforts to place all appropriate patent and other intellectual property notices, markings and indicia on product and marketing literature for the PRODUCTS as needed to protect the patent and other intellectual property rights of USC and right for damages for infringement thereof.

13.	PUBLICATIONS

Nothing in this Agreement shall limit or prevent USC or Inventors from publishing any information about the PATENT. Sixty (60) days prior to submission for publication, USC and Inventors will use their reasonable efforts to submit the proposed publication, for review only, to Licensee.

14.	PUBLICITY

Neither party shall use the name, trade name, trademark or other designation of the other party in connection with any products, promotion or advertising without the prior written permission of the other party.

15.	ASSIGNMENTS/TRANSFERS

Licensee may not assign or transfer this Agreement in whole or part to any third party without the prior written permission of USC, which permission shall be not be unreasonably withheld. The Licensee may only assign the entire Agreement to successors of the entire business of the PRODUCTS if the successor agrees to be bound by this Agreement and prior written permission is provided by USC in accordance with the preceding sentence.

16.	TERMINATION

a. Upon the breach of or default under this Option and License Agreement by either party, the non-breaching party may terminate this Option and License Agreement by sixty (60) days written notice to the breaching party. In the event Licensee attempts to transfer or assign its rights or obligations under this Agreement in any manner to a third party contrary to the terms of this Agreement or in derogation of USC's proprietary rights, USC may terminate this Option and License Agreement upon sixty (60) days written notice to Licensee. Said notice shall be effective at the end of such period unless during said period breaching party shall remedy such defect or default. Licensee may also terminate this Agreement at any time, for any reason, by providing USC a thirty (30) days written notice. No option fees or royalties shall be returnable. This Agreement may also be terminated immediately by USC upon notice to Licensee upon the occurrence of any of the following: (i) Licensee fails to obtain and maintain the insurance coverages required by Paragraph 24 hereof; or (ii) Licensee is determined to be insolvent or makes an assignment for the benefit of creditors, or has a bankruptcy petition filed by or against it and such petition is not dismissed within sixty (60) days thereafter, or a receiver or trustee in bankruptcy or similar officer is appointed to take charge of all or part of Licensee's property and said officer is not dismissed within sixty (60) days thereafter. Upon termination of the Agreement all rights granted to or provided by each party to the other shall automatically and irrevocably revert to the granting party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

b. Surviving any termination are:

i.	Licensee's obligation to pay royalties accrued or accruable.

ii.	Licensee's obligation of Paragraph 9 to keep and allow a final audit.

iii.	Any cause of action or claim of Licensee or USC, accrued or to accrue, because of any breach or default by the other party.

iv.	The provisions of Paragraphs 22, 23 and 24.

c. Upon termination of this Agreement, Licensee agrees to immediately discontinue the manufacture and sale of the PRODUCT(S) and the use of the PATENT(S). Within twenty (20) days after such termination, Licensee shall provide USC with a written inventory of all PRODUCTS currently in its stock as of the date of termination (the "INVENTORY"). USC shall have the option to (i) purchase all INVENTORY from Licensee at Licensee's cost, or (ii) grant to Licensee the privilege of disposing of such INVENTORY at its normal prices within six (6) months after said termination. Licensee shall not sell such INVENTORY to wholesalers, diverters, jobbers or any other entity which intends to sell such INVENTORY at close-out. The disposition of all such INVENTORY, however, shall be subject to all of the terms and conditions of this Agreement. After the six (6) month sell-off period, Licensee shall destroy or return to USC all remaining unsold PRODUCTS and all packaging and marketing materials referring to the PRODUCT(S), and shall certify their destruction or return to USC specifying the number of each destroyed or returned.

All royalty obligations, including any unpaid portions of the minimum royalty, shall be accelerated and shall become immediately due and payable. In addition, Licensee shall immediately deliver to USC all materials relating to the PATENTS, together with all copies thereof, at no cost whatsoever to USC.

d. LICENSEE acknowledges and agrees that any violation of this Agreement by Licensee would result in irreparable harm to USC. Accordingly, Licensee consents and agrees that, if Licensee violates any of the provisions of this Agreement, USC shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining Licensee from committing or continuing any violation of this Agreement, without the need for posting any bond or any other undertaking.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

17.	NOTICES, REPORTS AND PAYMENTS

Any notice, report or payment permitted or required under this Agreement shall be in writing, and shall be sent or delivered to the receiving party at the address set forth below or at such address as either party may from time to time designate in writing.

USC:	Office of Patent and Copyright Administration
University of Southern California 3716 South Hope Street, Suite 313 Los Angeles, California 90007-4344 (U.S.A.)

Attn:	Director

LICENSEE:	BioPlan.Com, Inc.
405 Lexington Avenue, 23rd Floor New York, New York 10174

Attn:	Chief Executive Officer

With a copy to:	[counsel for Licensee]

18.	PARAGRAPH HEADINGS

Paragraph headings are for the convenience of this Agreement only and shall not add to or detract from any of the terms or provisions.

19.	SEVERABILITY

If any provision of this Agreement is held invalid under any law applicable to the parties, SUBLICENSEES and/or assignees, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

20.	CONTROLLING LAW, JURISDICTION AND VENUE

This Agreement shall be deemed to be executed and to be performed in the State of California, and shall be construed in accordance with the laws of the State of California as to all matters, including but not limited to matters of validity, construction, effect and performance. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this agreement, such controversy, claim or dispute may be tried exclusively in the United States Federal District Court for the Central District of California. To the extent that such Federal District Court does not have proper jurisdiction, such controversy, claim or dispute, may be alternatively tried in the Superior Court in the County of Los Angeles, for the State of California. Each of the parties hereby waives any defense of lack of in personam jurisdiction, improper venue and forum non conveniens, and agrees that service of process of said court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, to the other party at the address provided for in Paragraph 17 hereof. Both parties hereby submit to the jurisdiction of this court, to the exclusion of any other courts which may have had jurisdiction apart from this Paragraph 20.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

21.	TERM OF THE AGREEMENT

Except as otherwise terminated pursuant to the other provisions of this OPTION AND LICENSE AGREEMENT, this Agreement shall terminate upon the first to occur of the following events: (a) the date of expiration of the last to expire of the PATENTS in each country, or (b) if no PATENTS issue, the date on which any decision or determination to reject or deny the last remaining pending application or claim becomes "final", in that the time to appeal or request reargument, rehearing or reconsideration of such decision has expired and no appeal or request for reargument, rehearing or reconsideration is pending or any right of appeal or request for reargument, rehearing or reconsideration has been waived.

22.	WARRANTY / NEGATION OF WARRANTIES

a. Nothing in this Agreement shall be construed as:

i.	a warranty or representation by USC as to the validity or scope of the PATENT and/or PATENT Application; or

ii.
a warranty or representation that any PRODUCTS made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

iii.	an obligation to bring or prosecute actions or suits against third parties for infringement; or

iv.	conferring the rights to use in advertising, publicity or otherwise any trademark, trade name, or names or any contraction, abbreviation, simulation or adoption thereof, of USC or Licensee; or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

v.	any obligation to furnish any know-how not provided.

b. USC MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, nor does USC represent that the rights granted hereunder will result in PRODUCTS that are commercially successful.

c. Licensee further agrees that it will not rely upon technical information provided by USC and Inventors in developing and manufacturing any PRODUCTS hereunder, but will independently test, analyze and evaluate all PRODUCTS prior to manufacture and distribution of such PRODUCTS.

d. Notwithstanding the foregoing, as of the EFFECTIVE DATE and continuing while this Agreement is in effect, USC warrants to the best of their knowledge to Licensee that, with the sole exception of certain rights retained by the U.S. government:

i.	USC is the owner of the PATENT(S);

ii.	USC has good and marketable title to the PATENT(S);

iii.	USC has the right to grant any license or sublicense in the PATENT(S), including, without limitation, the exclusive license granted hereunder to Licensee.

23.	INDEMNITY

a. Licensee shall defend, indemnify and hold harmless USC and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (the "USC Indemnitees"), against all liabilities, demands, losses, costs, and expenses (including without limitation attorneys' fees) incurred by or imposed upon the USC Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including but not limited to, actions in the form of tort, warrantee, or strict liability) for death, personal injury, illness, or property damage arising from Licensee's use, sale, or other disposition of the PRODUCT(S).

b. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to USC to defend against any actions brought or filed against any USC Indemnitee with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. To the extent that any proposed settlement directly affects USC, the Licensee shall obtain the approval of USC before finally agreeing to such settlement proposal, which consent shall not be unreasonably withheld.

24.	INSURANCE

a. Upon commencement of the License Phase, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than One Million Dollars ($1,000,000) per incident and One Million Dollars ($1,000,000) annual aggregate for death, bodily injury or illness and Two Hundred Thousand Dollars ($200,000) annual aggregate in property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $50,000 annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC within ten (10) days of the commencement of the License Phase. Licensee shall maintain such comprehensive general liability insurance until such time as the policy in Paragraph 24.b. or Paragraph 24.c is procured, or until fifteen (15) years after the term of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

b. During such time and in each country where any PRODUCT, or any modification thereof, is utilized in human clinical trials by Licensee or any SUBLICENSEE, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than Five Million Dollars ($5,000,000) per incident and Five Million Dollars ($5,000,000) annual aggregate for death, bodily injury, illness or property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $125,000 annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC prior to any manufacture, sale, distribution or administration of the PRODUCT(S) to humans. Licensee shall maintain such comprehensive general liability insurance until such time as the policy in Paragraph 24.c is procured, or until fifteen (15) years after the term of this Agreement.

c. During such time and in each country where any PRODUCT, or any modification thereof, is administered to humans, or manufactured or distributed for any purpose other than for human clinical trials as specified in Paragraph 23.b (including for the purpose of obtaining regulatory approvals) by Licensee or any SUBLICENSEE, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than Ten Million Dollars ($10,000,000) per incident and Ten Million Dollars ($10,000,000) annual aggregate for death, bodily injury, illness or property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to USC. Each such policy of insurance shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to USC prior to any manufacture, sale, distribution or administration of any PRODUCT(S) to humans. Licensee shall maintain such comprehensive general liability insurance during the period that the PRODUCT(S) or any modification thereof is being manufactured, sold, distributed or administered to humans by the Licensee or its SUBLICENSEES and a reasonable period thereafter which in no event shall be less than fifteen (15) years.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

d. In the event that Licensee does not maintain such insurance, but is self-insured, or carries a substantial self-retention, USC may agree to grant permission for such self-insurance only if, in the sole discretion of USC, the net worth, assets and earnings of the Licensee are deemed sufficient to protect USC's economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

e. The minimum amounts of insurance coverage required under this Paragraph (subparts 24.a., 24.b., and 24.c.) shall not be construed to create a limit of Licensee's liability with respect to its indemnification in Paragraph 23 or any other provision of this Agreement.

f. By SUBLICENSEES

As a condition precedent to a grant of permission by USC for Licensee to sublicense the PATENT rights herein, the prospective SUBLICENSEE shall agree to indemnify Licensee and USC to the same extent and degree as Licensee has agreed to indemnify USC herein. Such SUBLICENSEE shall also provide insurance identical in coverage and amount to that required of Licensee in subparagraph b, above, naming both Licensee and USC as additional insured. A Certificate evidencing the comprehensive general liability policy shall be delivered to USC prior to USC's giving permission for such sublicensing agreement and a Certificate evidencing the product liability coverage shall be delivered prior to first manufacture of any PRODUCT(S) by the SUBLICENSEE. In the event a prospective SUBLICENSEE does not maintain such insurance, but is self-insured, or carries a substantial self-retention, USC may grant permission for such sublicense only if, in the sole discretion of USC, the net worth, assets and earnings of such prospective SUBLICENSEE are deemed sufficient to protect USC's economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

25.	ATTORNEYS' FEES

In any action on or concerning this Agreement, the prevailing party shall be awarded its reasonable attorneys' fees, costs and necessary disbursements, to be paid by the nonprevailing party.

26.	PRODUCT DEVELOPMENT

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

If Licensee exercises its option, Licensee shall use its reasonable efforts to test and develop the PRODUCT for commercial purposes. On or before January 1 of each year during the term of this Agreement, commencing January 1, 2001, Licensee shall submit to USC a report detailing its research, regulatory approval, marketing and product development objectives for the coming year as well as the research, regulatory approval, marketing and development activities which Licensee undertook during the preceding year. The reports shall identify specific future milestones (regulatory approval and product development), if any, and information with respect to the financial and manpower resources employed by Licensee to evidence its use of reasonable efforts. Within six (6) months after the signing of this Agreement and each two (2) years thereafter, a representative of the Office of Patent and Copyright Administration of USC, at Licensee's expense (including transportation, and, if appropriate, lodging and meals), shall visit the manufacturing and marketing facilities of Licensee and be presented with an in-depth updating of the manufacturing capability and marketing network of Licensee.

27.	EXPORT CONTROLS

It is understood that USC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (such laws include the Arms Export Control Act, as amended and the Export Administration Act), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities by the Licensee may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. USC neither represents that a license shall not be required nor that, if required, it shall be issued. Licensee shall not engage in any activity in connection with this Agreement that is in violation of any applicable U.S. law.

28.	INDEPENDENT CONTRACTOR

In rendering performances under this Agreement, Licensee will function solely as an independent contractor and not as agent, partner, employee or joint venturer with USC. Nothing in this Agreement shall be deemed or construed to create the relationship of principal and agent, or of partnership or joint venture, and neither party shall hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant or employee of the other. Neither party nor any officer, employee, agent or representative thereof shall, in any event, have any right, collectively or individually, to bind the other party, to make any representations or warranties, to accept service of process, to receive notice or to perform any act or thing on behalf of the other party, except as expressly authorized under this Agreement or in writing by such other party in its sole discretion.

29.	WAIVER

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

No waiver by either party of any default or breach shall be deemed as waiver of prior or subsequent default or breach of the same or other provisions of this Agreement.

30.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No amendment, modification, extension or cancellation of this Agreement shall be binding on the parties unless mutually agreed to and executed in writing by each of the parties.

UNIVERSITY OF SOUTHERN CALIFORNIA	BIOPLAN.COM, INC.

(Signature)	(Signature)

Dennis F. Dougherty	DAVID M. SMITH
(Print or Type Name)	(Print or Type Name)

Senior Vice President	VICE PRESIDENT
(Official Title)	(Official Title)

April 19, 2000	4/17/00
(Date)	(Date)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

APPENDIX A

USC#	SERIAL #	FILING DATE	COUNTRY	TITLE

2860		12/15/1999	United States	University of Southern California

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

AMENDMENT NO. 1 TO LICENSE AGREEMENT
BETWEEN THE UNIVERSITY OF SOUTHERN CALIFORNIA
AND BIOPLAN NOW UNDER NAME OF RESPONSE GENETICS, INC.

This Amendment No. 1 License Agreement (the "Amendment") is entered into this 17th day of June, 2002.

RECITALS

A. The University of Southern California ("USC") and Bioplan now under name of Response Genetics, Inc. ("License") are parties to that certain License Agreement, USC FILE 2860 (the "License Agreement") relating to specifically identified patents.

AGREEMENT

NOW, THEREFORE, the parties agree as follow:

1.	Section 5. ROYALTY is amended as follows:

1.1	Section 5a (ii) is deleted and amended to read as follows:

5a. (ii) [***] percent ([***]%) of the NET SALES PRICE for PRODUCTS relating to the sale of clinical diagnostic products where no such diagnostic laboratory service or research product to the research community is provided by Licensee or SUBLICENSEE. Additionally, any PRODUCT manufactured and/or sold under sublicense from the Licensee, the Licensee shall pay USC a royalty equal to [***] percent ([***]%) of all of the Licensee's revenue received from the sublicense, including but not limited to earned royalty that is above the [***] percent ([***]%) royalty of the NET SALES PRICE, prepaid royalty and license fees.

USC and Licensee hereby acknowledge that all parties have complied with all terms and provisions of the License Agreement to be performed prior to the date of this Amendment. In all other respects, the License Agreement is hereby ratified and confirmed. In the case of direct conflict or conflict by reason of interpretation between any provision of this Amendment and the License Agreement, the Amendment shall control and supercede the terms of the License Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

UNIVERSITY OF SOUTHERN CALIFORNIA	RESPONSE GENETICS, INC.

(Signature)	(Signature)

Dennis F. Dougherty	Eric Alcorn
(Print or Type Name)	(Print or Type Name)

Senior Vice President Administration	Vice President - Finance
(Official Title)	(Official Title)

June 11, 2002	June 17th, 2002
(Date)	(Date)

CONSENT BY KATHLEEN D. DANENBERG, PETER V. DANENBERG, AND STEVEN SWENSON

I hereby consent to and agree to be bound by the provision of Section 5 a (ii) of the License Agreement, as amended by the Amendment No. 1

Kathleen D. Danenberg

Peter V. Danenberg

Steven Swenson

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

USC
UNIVERSITY
OF SOUTHERN
CALIFORNIA

April 8, 2005

Office of Technology
Licensing               Eric Alcorn
Response Genetics
1640 Marengo St, Ste 620
Los Angeles, CA 90033

Re: USC File No. 2860 — Amendment No.2 to License Agreement

Dear Mr. Alcorn,

Please find enclosed the Amendment Number 2 to the Option & license Agreement for USC File 2860. Please sign and date both copies of the agreement. Please keep one agreement for your records and return the other to us.

If you have any questions, please contact me at mgray@usc.edu.

Sincerely,

Toni Gray
Office of Technology Licensing

TG/jw

Enclosures

University of
Southern California
3716 South Hope Street
Suite 313
Los Angeles,
California 90007-4344
Tel: 213 743 2282
Fax: 213 744 1832
web page: www.usc.edu/otl

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

AMENDMENT NO. 2 TO LICENSE AGREEMENT

This Amendment No. 2 (the "Amendment") to Option & License Agreement, USC File 2860, executed in April 2000 (the "License Agreement") is entered into as of March 23, 2005, by and between the University of Southern California ("USC") and Response Genetics, Inc. (f/k/a Bioplan.Com, Inc.) ("RGI"), a Delaware corporation. All terms used herein and not otherwise defined shall have the meanings ascribed to them in the License Agreement (as hereinafter defined).

RECITALS

A. USC and RGI (the "Licensee") are parties to the License Agreement, relating to specifically identified Patents.

B. USC and the Licensee have determined to amend certain terms of the License Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I. AMENDMENTS

1. Section 17 ("Notices, Reports and Payments") is amended to provide that the address for notices, etc. to the Licensee shall be as follows:

Response Genetics, Inc.
1640 Marengo Street (Suite 620)
Los Angeles, CA 90033
Attn.: Ms. Kathleen Danenberg, President & CEO

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

With a copy to:

Gilbert A. Samberg, Esq.
c/o Torys LLP
237 Park Avenue
New York, NY 10017

2. Section 4 ("License Phase") is amended as follows:

1.1 Section 4a.ii. is amended to read as follows in its entirety:

4a.ii. the right to grant sublicenses to any PATENT licensed hereunder, provided that any SUBLICENSEE agrees to be bound by the terms and conditions of this Agreement applicable to SUBLICENSEES. It is understood that such sublicenses do not include the right to grant further sublicenses; provided, however, that to the extent that Roche Molecular Systems, Inc. ("RMS") becomes a SUBLICENSEE, it is granted the right to grant sub-sublicenses, and provided further that any such sub-SUBLICENSEE agrees to be bound by the terms and conditions of this Agreement applicable to SUBLICENSEES.

3. Sections 2 ("Definitions") and 4 ("License Phase") are amended as follows:

3.1 Section 2c. is amended to read as follows in its entirety:

2c. "FIELD OF USE" shall mean (i) human and veterinary diagnostic laboratory services, and (ii) the sale of clinical diagnostic products, and (iii) the sale of research products to the research community.

3.2 Section 4d. is amended to read as follows in its entirety:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

4d. Licensee shall use its best efforts to commercially exploit the licensed inventions hereunder in connection with diagnostic laboratory services. In addition, Licensee may further commercially exploit the licensed invention hereunder in connection with sales of research products to the research community. Such research products sold to the research community (1) may only account for a maximum of [***] percent of the total number of units sold in connection with diagnostic laboratory services and research products, and (2) may only be sold in arm's length transactions to entities which are unrelated to Licensee or SUBLICENSEES. As used herein, each unit shall refer to a given chemotherapeutic response genetic profile per patient, animal or biologic specimen. Licensee may make, have made, distribute and sell products in connection with such diagnostic laboratory services (including test kits) and research products.

USC furthermore grants to Licensee the right to make, have made, distribute and sell clinical diagnostic products. Licensee shall continue to have the right to commercially exploit the licensed inventions as related to diagnostic laboratory services.

4. Section 5 ("Royalty") is amended as follows:

4.1 Section 5a.(ii) is amended to read as follows in its entirety:

5a.(ii) [***] percent ([***]%) of the NET SALES PRICE for PRODUCTS relating to the sale of clinical diagnostic products; provided that for any product manufactured and/or sold under sublicense from the Licensee, the Licensee shall be obligated solely to pay USC a royalty equal to [***] percent ([***]%) of the Licensee's revenue received from the sublicense, which revenues would include but not be limited to royalties, if any, [***] percent ([***]%) of the NET SALES PRICE, prepaid royalties, and license fees.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

II. REPRESENTATIONS AND WARRANTIES

USC and the Licensee respectively each represent and warrant to the other as follows:

1. The execution, delivery and performance of this Amendment and the transactions contemplated hereby (a) are within its corporate power; (b) have been duly authorized by all corporate or other necessary actions; (c) are not in contravention of any provision of its documents of organization; (d) do not violate any law or regulation, or any order or decree of any governmental agency; and (e) do not require the consent or approval of any governmental agency or any other person.

2. This Amendment has been duly executed and delivered by the respective parties, and constitutes the legal, valid and binding obligation of each party, enforceable against each party in accordance with its terms (except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affective creditors' rights and remedies in general).

III. MISCELLANEOUS

1. Each of the parties respectfully acknowledges and agrees that neither party has waived, nor shall they be deemed to have waived, any of their rights or remedies under the License Agreement, which agreement shall remain in full force and effect in accordance with its terms as amended herein.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

2. The parties hereby acknowledge that all parties have complied with all terms and provisions of the License Agreement to be performed prior to the date of this Amendment.

3. In case of any conflict, or conflict by reason of interpretation, between any provision of this Amendment and any provision of License Agreement, the terms of this Amendment shall control and supercede the terms of the License Agreement.

4. This Amendment may be executed in counterparts, each of which when so executed and delivered (including via telecopy), shall be an original, and all of which shall together constitute one and the same instrument.

UNIVERSITY OF SOUTHERN CALIFORNIA	RESPONSE GENETICS, INC.

By:	By:

Name: Dennis F. Dougherty	Name: KATHLEEN DANENBERG

Title: Senior Vice President Administration	Title: PRESIDENT AND CEO

Date: March 23, 2005	Date: APRIL 20, 2005

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.